EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SVB Financial Group (formerly known as Silicon Valley Bancshares):

We consent to the incorporation by reference in the registration statements (Nos. 333-118091, 333-108434, 333-92410,
333-59590, 333-39680, 333-89641, 333-28185, 333-05489, 333-68857, and 033-60467) on Forms S-8 and registration statements (Nos. 333-107994 and 333-109312) on Forms S-3 of SVB Financial Group (formerly known as Silicon Valley Bancshares) of our reports dated March 14, 2005, except for Note 3, which is as of December 28, 2005, with respect to the consolidated balance sheets of SVB Financial Group as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 14, 2005, except as to the fourth to seventh paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of December 28, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A filed with the Securities and Exchange Commission.

Our report on Internal Control over Financial Reporting expresses our opinion that SVB Financial Group and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state that management has identified and included in its revised assessment the following material weaknesses as of December 31, 2004:

•                  The Company did not have adequately designed internal controls in its financial reporting process related to the selection and application of U.S. generally accepted accounting principles (GAAP). Specifically, accounting policies, procedures and practices were not consistently developed, maintained or updated in a manner ensuring that financial statements were prepared in accordance with GAAP. Also, policies and procedures were not designed to consistently ensure the preparation and retention of adequate documentation to support key judgments made in connection with the selection and application of significant accounting policies within the Company’s financial reporting process.  Finally, the Company’s policies and procedures did not consistently provide for effective analysis, implementation, and documentation of new accounting pronouncements.

•                  The Company did not maintain sufficient levels of appropriately qualified and trained personnel in its financial reporting processes. As a result, the Company did not establish internal control over financial reporting policies and procedures related to (a) the timely preparation of comprehensive documentation supporting management’s analysis of the appropriate accounting treatment for warrant derivative assets or other non-routine or complex transactions, and (b) the review of such documentation by qualified internal staff, assisted by external advisors as deemed necessary, to determine its completeness and the propriety of the Company’s conclusions.

Our report on the consolidated financial statements dated March 14, 2005, except for Note 3, which is as of December 28, 2005, contains an explanatory paragraph that states that the Company restated its consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004.

San Francisco, California
December 28, 2005